Exhibit 99.1

Azitra Receives Notice of Non-Compliance from NYSE American

BRANFORD, Conn. - October 3, 2025 /PRNewswire/ - Azitra, Inc. (NYSE American: AZTR), a clinical stage biopharmaceutical company focused on developing innovative therapies for precision dermatology, today announced it received a notice from the staff of NYSE American LLC (the “Exchange”) that Azitra was not in compliance with the Exchange’s continued listing standards under Section 1003(a)(ii) of the NYSE American Company Guide. Section 1003(a)(ii) requires a listed company to have stockholders’ equity of $4 million or more if the listed company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. Azitra is subject to the procedures and requirements of Section 1009 of the NYSE American Company Guide. Azitra has until October 31, 2025 to submit a plan (the “Plan”) of actions it has taken or will take to regain compliance with the continued listing standards by April 1, 2027.

Azitra intends to timely deliver a Plan to the Exchange. If the Exchange accepts the Plan, Azitra will be notified in writing and will be subject to periodic reviews including quarterly monitoring for compliance with the Plan. Azitra is assessing and exploring multiple funding avenues and is committed to undertaking a transaction or transactions in the future to achieve compliance with the Exchange’s requirements.

Receipt of the notice from the Exchange has no immediate effect on the listing or trading of Azitra’s common stock on the Exchange, and does not affect Azitra’s business, operations or reporting requirements with the U.S. Securities and Exchange Commission.

About Azitra

Azitra, Inc. is a clinical stage biopharmaceutical company focused on developing innovative therapies for precision dermatology. The Company’s lead program, ATR-12, uses an engineered strain of S. epidermidis designed to treat Netherton syndrome, a rare, chronic skin disease with no approved treatment options. Netherton syndrome may be fatal in infancy with those living beyond a year having profound lifelong challenges. The ATR-12 program includes a Phase 1b clinical trial in adult Netherton syndrome patients. ATR-04, Azitra’s additional advanced program, utilizes another engineered strain of S. epidermidis for the treatment of EGFR inhibitor (“EGFRi”) associated rash. Azitra has received Fast Track designation from the FDA for EGFRi associated rash, which impacts approximately 150,000 people in the U.S. Azitra has an open IND for its ATR-04 program in patients with EGFRi associated rash. The ATR-12 and ATR-04 programs were developed from Azitra’s proprietary platform of engineered proteins and topical live biotherapeutic products that includes a microbial library comprised of approximately 1,500 bacterial strains. The platform is augmented by artificial intelligence and machine learning technology that analyzes, predicts, and helps screen the library of strains for drug like molecules. For more information, please visit https://azitrainc.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include, without limitation, statements regarding Azitra’s expectations regarding a period to comply with the Plan and applicable Exchange requirements, and actions of Azitra and/or the Exchange to be taken with respect to matters discussed in the notice.

Any forward-looking statements in this press release are based on current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to that we may experience delays in the dosing the first patient in this Phase 1/2 trial; our product candidates may not be effective; there may be delays in regulatory approval or changes in regulatory framework that are out of our control; our estimation of addressable markets of our product candidates may be inaccurate; we may fail to timely raise additional required funding; our actions and/or the Exchange’s actions to be taken with respect to matters discussed in the notice from the Exchange; more efficient competitors or more effective competing treatment may emerge; we may be involved in disputes surrounding the use of our intellectual property crucial to our success; we may not be able to attract and retain key employees and qualified personnel; earlier study results may not be predictive of later stage study outcomes; and we are dependent on third-parties for some or all aspects of our product manufacturing, research and preclinical and clinical testing. Additional risks concerning Azitra’s programs and operations are described or incorporated by reference in our annual report on Form 10-K filed with the SEC on February 24, 2025. Azitra explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Contact

Norman Staskey

Chief Financial Officer

staskey@azitrainc.com

Investor Relations

Tiberend Strategic Advisors, Inc.

Jon Nugent

205-566-3026

jnugent@tiberend.com

Media Relations

Tiberend Strategic Advisors, Inc.

Casey McDonald

646-577-8520

cmcdonald@tiberend.com